UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2007
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 752-1420
2110 Rutherford Road, Carlsbad, CA 92008
(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 24, 2007, Micromet, Inc. (the “Company”) received the required consent of its landlord to enter into an amendment (the “Sublease Amendment”) to its existing sublease agreement (the “Sublease Agreement”) with Genoptix, Inc., a Delaware corporation, pursuant to which Genoptix will sublease the remaining 15,091 rentable square feet of the 61,618 rentable square feet previously leased by the Company at 2110 Rutherford Road, Carlsbad, California (the “Premises”). The Sublease Amendment has an effective date of April 2, 2007, with a commencement date for the sublease of the remaining 15,091 rentable square feet as of May 1, 2007. The term of the Sublease Agreement will continue to expire on June 30, 2012. Under the terms of the Sublease Agreement, as amended by the Sublease Amendment, Genoptix will pay total monthly rent of $103,757.93 for the period through June 30, 2007 (less a one-time rent abatement in the amount of $30,000), after which the monthly base rent will increase incrementally on an annual basis, reaching a maximum aggregate monthly rent of $119,528.58 for the period July 1, 2011 through June 30, 2012. Genoptix will be responsible for all expenses incurred in the operation or maintenance of the Premises.
     The foregoing description of the Sublease Agreement, as modified by the Sublease Amendment, is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Sublease Agreement and the Sublease Amendment. A copy of the Sublease Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2006 and is incorporated herein by reference. The Sublease Amendment will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: April 30, 2007
	By:	/s/ Matthias Alder
	Name:	Matthias Alder
	Title:	Senior Vice President, General Counsel and Secretary